   As filed with the Securities and Exchange Commission on February 14, 2000
                                             Registration No. 333-__________

==============================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                                  iPARTY CORP.
             (Exact Name of Registrant as Specified in its Charter)

                             -----------------------

            Delaware                                   13-4012236
      (State of Incorporation)             (I.R.S. Employer Identification No.)
   41 East 11th Street, 11th Floor                        10003
           New York, NY                                (Zip Code)
(Address of Principal Executive Offices)

                             -----------------------

                                  iParty Corp.
                               1998 INCENTIVE AND
                         NONQUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)

                             -----------------------

                                  Sal Perisano
                             Chief Executive Officer
                                  iParty Corp.
            41 East 11th Street, 11th Floor, New York, New York 10003
                     (Name and Address of Agent for Service)

                             -----------------------

                                 (212) 331-1114
          (Telephone Number, Including Area Code, of Agent for Service)

                             -----------------------

                  Please send copies of all communications to:
                             Michael L. Pflaum, Esq.
                             Karla A. Olivier, Esq.
                           Camhy Karlinsky & Stein LLP
                  1740 Broadway, New York, New York 10019-4315
                                 (212) 977-6600

                             -----------------------


                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                     Proposed Maximum        Proposed Maximum
  Title of Securities          Amount to be           Offering Price        Aggregate Offering          Amount of
    to be Registered            Registered           Per Share (1)(2)          Price (1)(2)          Registration Fee
------------------------- ----------------------- ----------------------- ----------------------- --------------------
     Common Stock,
    $.001 par value          4,000,000 shares             $3.25                $13,000,000                $3,432
========================= ======================= ======================= ======================= ====================

(1) Issuable upon the exercise of options granted or to be granted under the 1998 Incentive and Nonqualified Stock Option Plan.

(2) The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the average of the high and low prices of the shares of the common stock as reported by the American Stock Exchange on February 8, 2000.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"), the documents containing the information specified in
Part I of Form S-8 will be sent to each participant of the iParty Corp. 1998 Incentive and Nonqualified Stock Option Plan (the "Plan"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) Prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     We incorporate by reference the documents listed below and all future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:


         (1) Registration Statement on Form 10-SB, as filed with the SEC on March 8, 1999, including all amendments or reports.

         (2)     Quarterly Report on Form 10-QSB for the quarter ended
                 June 30, 1999.

         (3) Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999.

         (4) Registration Statement on Form 10-SB, as filed with the SEC on March 8, 1999, including all amendments or reports (with respect to the description of the common stock).

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     We granted options to purchase an aggregate of 75,000 shares of our common stock to an attorney affiliated with the firm of Camhy Karlinsky & Stein LLP, our legal counsel, at an exercise price of $2.50 per share with respect to 25,000 shares, at an exercise price of $2.00 with respect to 25,000 shares and at an exercise price of $3.13 with respect to 25,000 shares.

Item 6.  Indemnification of Directors and Officers.

     Our certificate of incorporation and bylaws provide that we indemnify all of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under our certificate of incorporation and bylaws, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified. A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officer in connection with the performance of their duties. We pay the entire premium for the liability insurance.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

     The following is a complete list of exhibits filed as a part of this registration statement:

          Exhibit No.        Document

          5.1 Opinion of Camhy Karlinsky & Stein LLP regarding the legality of shares of common stock being registered.

          23.1               Consent of Richard A. Eisner & Company, LLP.

          23.2 Consent of Camhy Karlinsky & Stein LLP (included in Exhibit 5.1).

          24.1 Power of Attorney (included on signature page of this registration statement).

Item 9.  Undertakings.

         (a)   The undersigned company hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)     To include any prospectus required by
         Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by iParty pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

               (2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of iParty's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the company pursuant to any arrangement, provision or otherwise, iParty has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by iParty of expenses incurred or paid by a director, officer or controlling person of the iParty in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, iParty will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, iParty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 10, 2000.

                                    iPARTY CORP.


                                    By:  /s/ Sal Perisano
                                        -------------------------------------
                                        Sal Perisano, Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Sal Perisano as his true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.





Signature                                     Title                                   Date
---------                                    -----                                    ----

                                                                                      February  10, 2000
/s/ Sal Perisano                            Chief Executive Officer and Director
----------------------------------------
Sal Perisano

/s/ Ajmal Kahn                              Director                                  February  10, 2000
----------------------------------------
Ajmal Kahn

/s/ Robert H. Lessin                        Director                                  February  10, 2000
----------------------------------------
Robert H. Lessin

/s/ Stuart G. Moldaw                        Director                                  February  10, 2000
----------------------------------
Stuart G. Moldaw



                                EXPLANATORY NOTE

         The Reoffer Prospectus which is filed as a part of this Registration Statement has been prepared in accordance with the requirements of Part I of Form S-3 and may be used for reoffers or resales of the shares of common stock of iParty Corp. acquired by the persons named therein pursuant to the stock option plan.

                               REOFFER PROSPECTUS

                                  iPARTY CORP.

                   4,000,000 Shares of Common Stock Under our
                1998 Incentive and Nonqualified Stock Option Plan

     The shares of common stock offered in this prospectus were acquired by stockholders through the exercise of options granted to them under our stock option plan. These selling stockholders are offering and selling up to 4,000,000 shares of our common stock. All of the selling stockholders are "affiliates" which the Securities Act of 1933, as amended defines as: "a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with," iParty.

     The selling stockholders may offer their iParty stock from time to time, in one or more transactions, at market prices or at negotiated prices. We will not receive any money from the stockholders when they sell their shares of common stock, but we will receive monies upon the exercise of our stock options. On February 8, 2000, the closing price of one share on the American Stock Exchange was $3.4375 per share.

         The shares of our common stock are listed on the American Stock Exchange under the symbol "IPT."

                       ----------------------------

     The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors" commencing on page 6.

                       ----------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------


            The date of this Reoffer Prospectus is February 14, 2000


                                TABLE OF CONTENTS
ADDITIONAL INFORMATION ABOUT iPARTY...............................................................................4
THE COMPANY.......................................................................................................4
RISK FACTORS......................................................................................................6
Insignificant historical revenues makes it difficult to evaluate whether we will operate profitably..........................................................................................6
Since we have a history of net losses, we expect to continue to incur net losses..................................6
We are uncertain that we will be able to obtain the additional capital that may be necessary to establish our business....................................................................................................7
Third-party suppliers inability to fulfil their obligations may injure our reputation and brand...................7
If our operating results decrease, then our stock price may also decrease and our stockholders may not be able to resell their shares......................................................................................8
If we do not successfully expand our web site and the systems that process customers' orders, we could lose customers and our net sales could be reduced................................................................9
If our online security measures fail our customers personal information may be compromised and damage our customer dealings................................................................9
Inability to prevent credit card fraud could reduce our profits...................................................9
If our business grows, our managerial, financial and operational resources may be strained...............................................................................................9
A loss of any key personnel could impair our ability to succeed..................................................10
We recently recruited most of our management team, if they are unable to work together it could impede our ability to develop our business...............................................10
Our inability to expand our sales and support organizations may result in a failure to increase market awareness of our products and services.....................................................................11
If we are unable to develop our brand, we may be unable to build our business....................................11
Since we will not receive significant revenue from this offering, we are uncertain we can obtain the capital to grow our business.............................................................11
Since we are in the process of establishing our name recognition, we may be unable to effectively compete against our current and potential competitors.............................12
If Internet usage does not grow, we may be unable to execute our business plan to increase our operations.................................................................................13
Our inability to adapt to evolving Internet technologies and customer demands may impede our future growth...............................................................................13
If our systems do not perform as expected, our revenues may be significantly reduced.............................14
If we are unable to protect our intellectual property rights or are held liable for infringing on the intellectual property rights of others, we may be forced to devote significant time, attention and money to defend these claims.....................................................................................14
If we are unable to acquire the necessary web domain names, our brand and reputation could be damaged and we could lose customers...............................................................15
If a new law or new government regulation is created pertaining to the Internet,

      it could decrease the demand for our services or increase the cost of doing business.......................15
If we are held liable for publishing certain content on the Internet, we may be forced to devote significant resources to defend those claims...........................................................................16
Since we have entered into revenue-sharing contracts with third parties, this exposure may subject us to legal risks and possible liabilities.............................................................................16
If we experience problems in our distribution operations, we could lose customers................................17
If we ever decide to collect personal information about our users, we may face potential liability for invasion of privacy................................................................17
Since our officers and directors own a large percentage of our outstanding shares, they are able to significantly influence matters regarding stockholder approval............................17
Since the market for stocks of Internet companies historically has experienced extreme price fluctuations, our shares may experience extreme price and volume fluctuations................................................18
If holders of our options exercise their options, our common stock may be diluted and sales of the shares may reduce our stock price.........................................................18
Future sales of common stock by our existing stockholders could reduce the price of our common stock.............18
Provisions in our charter or agreements may prevent or delay a change of control.................................18
We do not expect to pay dividends................................................................................19
If our systems or material third-party systems are not year 2000 compliant, we may lose revenues and incur significant costs...........................................................19

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS.......................................................................20

USE OF PROCEEDS..................................................................................................20

SELLING STOCKHOLDERS.............................................................................................20

PLAN OF DISTRIBUTION.............................................................................................23

INTEREST OF NAMED EXPERTS AND COUNSEL............................................................................26

DOCUMENTS INCORPORATED BY REFERENCE..............................................................................26

INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................................26

LEGAL MATTERS....................................................................................................27

EXPERTS..........................................................................................................27

                       ADDITIONAL INFORMATION ABOUT iPARTY

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 29549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet web site (http://www.sec.gov) that also contains the periodic reports, proxy statements and other information filed by iParty. We also maintain an Internet web site (http://www.iparty.com).

     You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         iParty Corp.
         41 East 11th Street, 11th Floor
         New York, New York 10003
         (212) 331-1114

     This reoffer prospectus is part of a registration statement we filed with the SEC. You should rely on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information in this prospectus is accurate as of the date on the front page, and you should not assume that it is accurate after that date.


                                   THE COMPANY

     iParty, a Delaware corporation, is a development stage company that intends to become the premier brand in the on-line party industry and a leading resource on the Internet for consumers seeking party goods, party services, party planning advice and information, and personalized video greetings that we called "StarGreetings" from celebrities. Our web site, was launched in February 1999. Industry sources estimate the annual size of the party supplies market to be approximately $9.4 billion. Two-thirds of that market consists of paper goods and accessories, such as balloons, paper napkins, plastic tableware, banners, invitations and costumes. Toys, party favors, entertainment and food are not included in this party supplies market analysis.

         On October 12, 1999, we launched the new iParty.com site, a premier destination for party goods and party planning. From Pokemon costumes to birthday party packs to fog machines, an online party magazine to party safety tips, iParty.com presents consumers with a sophisticated, yet fun and easy-to-navigate online party resource. Offering breakthrough convenience and an extensive assortment of merchandise, iParty.com is refocusing the party goods industry back to the needs of the consumer. At the click of a mouse, party givers can enjoy one-stop shopping and easy-to-find pricing while purchasing all their party needs for birthday bashes, Super Bowl parties, Halloween festivities and more. The consumer will also be able to dial our toll-free number, 1-800-4iParty, to talk to a customer service representative who is knowledgeable about our products.

     Although the consumer will interact only with us, the actual order fulfillment will come from a network of strategic partners, vendors, or subcontractors. These strategic partners will ship direct to the consumer. Typically, the strategic partners will be catalog companies and/or established direct marketing merchants.

     In furtherance of this strategy, on July 8, 1999 we entered into a product fulfillment agreement with Taymark, one of the largest direct marketers of party supplies in the United States. Under the agreement, we will utilize Taymark's inventory and fulfillment services to deliver merchandise ordered on the web site, or through a toll-free telephone number, directly to consumers. Taymark will purchase our inventory and, in addition, we will integrate Taymark's inventory into the web site's storefront. Taymark will provide our customers with customer service through a toll-free telephone number.

     The initial term of the agreement runs through December 31, 2002 and we may renew it under various circumstances. The agreement contains some restrictions on competition by Taymark. Nothing in the agreement prohibits us from fulfilling orders placed on the web site directly or through other third parties. In connection with the agreement, we granted Taymark options to purchase 3,000,000 shares of our common stock at an exercise price of $3.75 per share.

                                  RISK FACTORS

     You should carefully consider the following risk factors and the material in this prospectus, before you purchase any shares of common stock from iParty.

Insignificant historical revenues makes it difficult to evaluate whether we will operate profitably.

     We first launched our web site in February 1999. Given our limited operating history, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential are unproven and our business model is constantly evolving. Because the way in which uses for the Internet are constantly changing, we may need to further change our business model to adapt to those changes. Frequent changes in organizational structure could impose significant burdens on our management and our employees and could further result in loss of productivity or even increased attrition.

     Any investment in our company must be considered in light of the problems frequently encountered by companies in an early stage of development in newly and rapidly evolving markets. To address the risks we face, we must, among other things:

         o    Maintain and enhance our web site;

         o    Expand our product and service offerings;

         o Increase the amount of traffic to our web site by obtaining new customers at reasonable cost, and retaining customers or encouraging repeat purchases;

         o Expend significant amounts of capital to establish, build and maintain brand awareness of our services;

         o    Expand our affiliate network;

         o    Attract, integrate, retain and motivate qualified personnel; and

         o    Maintain the leadership and quality of our services.

     We cannot be certain that our business strategy, services or products will be successful, and we may need to adjust our strategy, services or products in order to enable our operations to become profitable.

Since we have a history of net losses, we expect to continue to incur net losses.

     Our financial statements reflect that we have incurred losses since inception, including a net loss of $2,752,467 in the quarter ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of $5,683,641. We expect to have increasing net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our revenues from sales of party goods, our advertisers and affiliate relationships, and on our expenses. It is critical to our success that we continue to expend financial and management resources to develop brand loyalty through marketing and promoting and enhancing our services. As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we may never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

We are uncertain that we will be able to obtain the additional capital that may be necessary to establish our business.

     Our recurring operating losses and growing working capital needs may require us to obtain additional capital to operate our business before we have established that our business will generate significant revenue. Although management believes that we will be able to achieve our plans to begin generating revenue, we cannot be sure that those plans will succeed. If additional financing is required, the terms of the financing may be adverse to the interests of existing stockholders, including the possibility of substantially diluting their ownership position.

Third-party suppliers inability to fulfil their obligations may injure our reputation and brand.

     We have no fulfillment operation or facility of our own and, accordingly, are dependent on third parties to fulfill product orders placed on our web site. We have created systems necessary to transmit orders placed on our web site to Taymark, our fulfillment provider. However, if Taymark is unable to satisfy our increasing requirements or deliveries to customers on a timely basis our reputation and brand will be damaged.

     Our agreement with Taymark expires on December 31, 2002. There can be no assurance that we will maintain our relationship with Taymark beyond December 31, 2002. Moreover, in the event that our relationship with Taymark ends, we may be unable to find an alternative, comparable vendor capable of providing fulfillment services on satisfactory terms. An unanticipated termination of our relationship with Taymark, particularly during the fourth quarter of the calendar year, could result in a loss in profits, even if we were able to establish a relationship with an alternative vendor.

If our operating results decrease, then our stock price may also decrease and our stockholders may not be able to resell their shares.

     Due to a variety of factors that could affect our revenues or our expenses in any particular quarter our quarterly operating results may decrease significantly in the future. It is possible that in some future periods our results of operations or other performance measures may be below the expectations of public market analysts and investors. If this occurs, the price of our common stock will likely fall.

     You should not rely on our results of operations during any particular quarter as an indication of our future results for a full year or any other quarter. Our quarterly revenues and operating results may vary significantly in the future due to a number of factors including but not limited to, the following:

         o    Fluctuations in demands for our services, including seasonality;

         o Unexpected rescheduling or cancellations of significant orders and affiliate relationships;

         o    An unexpected termination of our relationship with Taymark;

         o    Our ability to develop and introduce new technology;

         o    Announcements and new technology introductions by our competitors;

         o    Our ability to achieve required cost reductions;

         o    Pricing competition;

         o    High levels of product returns;

         o    Increased costs of online or offline advertising;

         o Fluctuations in shipping costs and delivery times, particularly during holiday seasons;

         o    Our ability to attract and retain key personnel; and

         o Costs relating to possible acquisitions and integration of technologies or businesses.

     Our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. Given our limited operating history, user traffic on our web site is extremely difficult to forecast accurately. Moreover, obtaining new affiliate relationships is time-consuming and depends on many factors that we are unable to control. Therefore, it is difficult to predict the number of affiliate relationship customers that we will have in the future. In particular, we intend to spend significant amounts of capital to build brand awareness of iParty. We may be unable to adjust the amount of money we spend on building brand awareness and developing third-party supplier relationships quickly enough to offset any unexpected revenue shortfall. As such, our revenues are difficult to predict accurately.

If we do not successfully expand our web site and the systems that process customers' orders, we could lose customers and our net sales could be reduced.

     If we fail to rapidly upgrade our web site in order to accommodate increased traffic, we may lose customers, which would reduce our net sales. Similarly, if we fail to rapidly expand the computer systems that we use to process customer orders, we may be unable to successfully distribute customer orders. As a result, we could lose customers and our net sales could be reduced. In addition, our failure to rapidly upgrade our web site or expand these computer systems without system downtime, particularly during the fourth calendar quarter, would further reduce our net sales. We may experience difficulty in improving and maintaining such systems if our employees or contractors that develop or maintain our computer systems become unavailable to us. In the past, we have experienced periodic systems interruptions while enhancing and expanding these computer systems, we believe these interruptions will continue to occur.

If our online security measures fail our customers personal information may be compromised and damage our customer dealings.

     Our relationships with our customers may be damaged if the security measures that we use to protect their personal information, such as credit card numbers, are ineffective. We cannot predict whether events or developments will result in a compromise or breach of the technology that we or our third-party suppliers use to protect customer's personal information.

Inability to prevent credit card fraud could reduce our profits.

     All orders placed on our web site are paid for with credit cards. Failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. Under current credit card practices, we are liable for fraudulent credit card transactions because we cannot obtain a cardholder's signature.

If our business grows, our managerial, financial and operational resources may be strained.

     We have experienced, and may continue to experience, rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. Any growth we may experience will result in increased responsibility for existing and new management personnel. Effective growth management will depend on our ability to:

         o    Integrate new personnel into our corporate structure;

         o Improve our operational, management and financial systems and controls; and

         o    Recruit, train, motivate and manage employees.

     We cannot assure you that our systems, procedures or controls will be adequate to support our operations. In addition, we are unable to guarantee that we will be able to manage any growth effectively. If we do not manage growth effectively then our expenses may exceed our revenues.

A loss of any key personnel could impair our ability to succeed.

     In part, our future success depends on the continued service of our key management personnel, particularly: (1) Sal Perisano, our Chief Executive Officer, (2) Dorice Dionne, our Senior Vice President - Merchandising and wife of Mr. Perisano, and (3) Patrick Farrell, our Chief Financial Officer. The loss of their services, or the services of other key employees, could impair our ability to grow our business. Currently, we have employment agreements with these employees. However, the employment agreements expire in 2001 and 2002.

     We are in the process of applying for key-man life insurance policies in the amount of $2,000,000 on the lives of both Mr. Perisano and Ms. Dionne. However, we cannot be certain that the proceeds from such policies would enable us to retain suitable replacement for them in the event we lose either of their services.

     Our future success also depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. We may be unable to attract, assimilate or retain other highly qualified employees in the future. In the past we have experienced from time to time, difficulty hiring and retaining highly skilled employees with appropriate qualifications. We expect this difficulty to continue in the future.

We recently recruited most of our management team, if they are unable to work together it could impede our ability to develop our business.

     Many members of our management team have recently been hired, including our Chief Executive Officer and our Chief Financial Officer. These individuals do not have significant experience working with each other or with our other employees. We cannot assure you that they will be able to successfully work together or manage any growth we may experience. The process of integrating these individuals may detract from the operation of our business and could impair our ability to grow our business.

Our inability to expand our sales and support organizations may result in a failure to increase market awareness of our products and services.

     We need to substantially expand both our advertising sales and corporate sales operations as well as our marketing efforts to increase market awareness and sales of our products and services. We plan to hire additional sales personnel. Competition for qualified sales personnel is intense, and we may be unable to hire the kind and number of sales personnel we are targeting. We will need to increase our staff if our customer base increases. Hiring qualified customer service and support personnel is very competitive in our industry due to limited number of people available with the necessary technical skills and understanding of the Internet. If we are unable to hire additional sales personnel we will not be able to increase market awareness of our products and services.

If we are unable to develop our brand, we will be unable to build our business.

     We believe that broader brand recognition and a favorable consumer perception of the iParty brand are essential to our future success. Accordingly, we intend to continue pursuing an aggressive brand-enhancement strategy, which will include mass marketing and multimedia advertising, promotional programs and public relations activities. To date we have spent approximately $4,000,000 on these activities and we intend to incur significant expenditures on these advertising and promotional programs and activities in the future. These expenditures may not result in a sufficient increase in revenues to cover our advertising and promotion expenses. In addition, even if brand recognition increases, the number of new users may not increase. Further, even if the number of new users increases, the amount of our sales may not increase sufficiently to justify the expenditures. If our brand enhancement strategy is unsuccessful, these expenses may never be recovered and we may be unable to increase future revenues.

Since we will not receive significant revenue from this offering, we are uncertain we can obtain the capital to grow our business.

     To fully realize our business objectives and potential, we may require significant additional financing. Based on our current operating plan, we anticipate that we may require additional financing by the second quarter of 2000. In the past, we have been largely dependent upon private debt and financing when we required funds. We may need to raise additional funds in the future to:

         o    Fund more aggressive brand promotion or more rapid expansion;

         o    Develop new or enhanced services; and

         o    Respond to competitive pressures or to make acquisitions.

     We may be unable to obtain required additional financing on terms favorable to us. If adequate funds are not available on acceptable terms, we may be unable to:

         o    Fund our expansion;

         o    Successfully promote our brand;

         o    Develop or enhance services;

         o    Respond to competitive pressures, or

         o    Take advantage of acquisition opportunities.

     Additional financing may be debt, equity or a combination of debt and equity. If we raise additional funds through the issuance of equity securities, our stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we raise additional funds by issuing debt, we may be subject to limitations on our operations, including limitations on the payment of dividends.

Since we are in the process of establishing our name recognition, we may be unable to effectively compete against our current and potential competitors.

     Our ability to compete effectively depends on numerous factors, many of which are outside of our control. These factors include, but are not limited to the following:

         o     The quality of our products, services and content;

         o     The ease of use of our online services;

         o The timing and market acceptance of our new and enhanced online services; and

         o     The sales and marketing efforts by our competitors and us.

     We have competitors in various markets. For example, we compete against Hallmark and American Greetings in the greeting cards and invitation business; Party City and the Big Party Corporation in the retail party-goods supply business; and FTD in the flower delivery services markets. We also compete with a number of online business such as Birthday Express.com, GreatEntertaining.com, ShindigZ.com, Partyetc.com, Party Headquarters, Party Pavilion, Tumbles, Celebration, Metro Party Supply and Partybynet.com. All of these businesses provide customers with party-related products and services.

     Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to develop and promote their services. In addition, many of these competitors offer a wider range of services than we do in certain categories. These services may attract users to our competitors and, consequently, result in a decrease of traffic to our web site.

     These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, advertisers and electronic commerce partners. Our competitors may develop products and services that are equal or superior to ours, which could achieve greater market acceptance. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of advertisers and businesses engaged in electronic commerce. As a result, it is possible that existing or new competitors may emerge and rapidly acquire a significant market share.

If Internet usage does not grow, we may be unable to execute our business plan to increase our operations.

     Our business will be unable to succeed if Internet usage does not continue to grow or grows at significantly lower rates compared to current trends. The continued growth of the Internet depends on various factors, many of which are outside our control. These factors include, but are not limited to the following factors:
         o The Internet infrastructure's ability to support the demands placed on it;

         o The public's concerns regarding security and authentication concerns with respect to the transmission over the Internet of confidential information, such as credit card numbers and attempts by unauthorized computer users, so-called hackers, to penetrate online security systems; and

         o The public's concern regarding privacy issues, including those related to the ability of web sites to gather user information without the user's knowledge or consent.

Our inability to adapt to evolving Internet technologies and customer demands may impede our future growth.

     To be successful, we must adapt to rapidly changing Internet technologies and customer demands. To that end, we must continually enhance our products and services and introduce new services to address our customers' changing needs. If we need to modify our services or infrastructure to adapt to changes affecting providers of Internet services, we could incur substantial development or acquisition costs. If we cannot adapt to these changes, or do not sufficiently increase the features and functionality of our products and services, our customers may switch to the product and service offerings of our competitors or potential competitors. Furthermore, our competitors or potential competitors may develop novel Internet applications that are equal or superior to our services. As a result, customer demand for our services may decrease.

If our systems do not perform as expected, our revenues may be significantly reduced.

     Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in our responsiveness could result in reduced user traffic on our web site and therefore cause a reduction in revenues. Our web site and data are backed-up on tapes and are stored remotely. Although we believe that our current back-up methods are adequate, we cannot assure you that the back-up tapes will not cause an interruption in our service. Computer viruses, electronic break-ins or other similar disruptions could also affect our web site. Our users and customers depend on Internet service providers, online service providers and other web site operators for access to our web site. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems in the future. Our systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and other similar events. Our insurance policies have low coverage limits and may not adequately compensate us for losses that may occur due to interruptions in our service.

If we are unable to protect our intellectual property rights or are held liable for infringing on the intellectual property rights of others, we may be forced to devote significant time, attention and money to defend these claims.

     Third parties may infringe or misappropriate our patents, trademarks or other proprietary rights, which could injure our reputation and business. We have filed a patent application covering the StarGreeting concept, but there can be no assurance that we will be issued a patent. We may be subject to or may initiate proceedings in the United States Patent and Trademark Office, which may demand significant financial and management resources. While we enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our proprietary information, the steps we have taken to protect our proprietary rights may not prevent misappropriation. In addition, we do not know whether we will be able to defend our proprietary rights since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. Although we believe our products and information system do not infringe upon the proprietary rights of others, there can be no assurance that third parties will not assert infringement claims against us. From time to time in the ordinary course of business we may be subject to claims of alleged infringement of the trademarks and other intellectual property rights of third parties. These claims and any resultant litigation, should this occur, could further subject us to significant liability for damages. In addition, even if we prevail, litigation could be time-consuming and expensive to defend, and could result in the diversion of our time and attention and a reduction in any potential profits. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims unless we are able to enter into agreements with the third parties making these claims.

If we are unable to acquire the necessary web domain names, our brand and reputation could be damaged and we could lose customers.

     We may be unable to acquire or maintain web domain names relating to our brand in the United States and other countries in which we may conduct business. As a result, we may be unable to prevent third parties from acquiring and using domain names relating to our brand. Such use could damage our brand and reputation and take customers away from our web site. We currently hold various relevant domain names, including the "iparty.com" domain name.

     Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. Such changes in the United States are expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names.

If a new law or new government regulation is created pertaining to the Internet, it could decrease the demand for our services or increase the cost of doing business.

     Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease the demand for our services or increase our cost of doing business. There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Furthermore, the growth and development of electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on electronic commerce companies as well as companies like ours that provide electronic commerce services. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing.

     We file tax returns in such states as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, that engage in or facilitate electronic commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet. Such proposals, if adopted, could substantially impair the growth of electronic commerce and adversely affect our opportunity to become profitable.

     The Untied States Congress has enacted legislation limiting the ability of the states to impose taxes on Internet-based transactions. This legislation, known as the Internet Tax Freedom Act was enacted on October 1, 1998 and ends on October 21, 2001. The legislation imposes only a three-year moratorium on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

If we are held liable for publishing certain content on the Internet, we may be forced to devote significant resources to defend those claims.

     As a publisher of online content, we face potential liability for defamation, negligence, copyright, patent or trademark infringement, or other claims based on the nature and content of materials that we publish or distribute. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. If a plaintiff were to bring a claim against our company, we would incur legal expenses associated with defending the litigation. Furthermore, there exists the possibility that we may not prevail. Litigating any one of these claims would be time-consuming and expensive to defend and could impair our ability to become profitable.

Since we plan to enter into revenue-sharing contracts with third parties, this exposure may subject us to legal risks and possible liabilities.

     As part of our business, we plan to enter into agreements with sponsors, content providers, service providers and merchants. As a result, we will be entitled to receive a share of revenues from the purchase of goods and services by users of our online properties. Such arrangements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of such products and services. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us against all potential liability.

     Some of the risks that may result from these arrangements with businesses engaged in electronic commerce include, but are not limited to the following:

         o Potential liabilities for illegal activities that may be conducted by participating merchants;

         o Product liability or other tort claims relating to goods or services sold through third-party commerce web sites;

         o Consumer fraud and false or deceptive advertising or sales practices;

         o     Breach of contract claims relating to merchant transactions;

         o Claims that materials included in merchant web sites or sold by merchants through these web sites infringe third-party patents, copyrights, trademarks or other intellectual property rights, or are libelous, defamatory or in breach of third-party confidentiality or privacy rights; and

         o Claims relating to any failure of merchants to appropriately collect and remit sales or other taxes arising from electronic commerce transactions.

     Even to the extent that such claims do not result in material liability, investigating and defending such claims could cause a strain on our finances, damage our reputation and distract the attention of our management.

If we experience problems in our distribution operations, we could lose customers.

     We rely upon third-party carriers for product shipments. We are therefore subject to the risks, including employee strikes and inclement weather, associated with such carriers' ability to provide delivery services to meet our shipping needs. Failure to deliver products to our customers in a timely manner would damage our reputation and brand.

If we ever decide to collect personal information about our users, we may face potential liability for invasion of privacy.

         Although we have a policy against using personal information, current computing and Internet technology allows us to collect personal information about our users. We may decide in the future to compile and provide such information to our electronic commerce partners. If we begin collecting such information, we may face potential liability for invasion of privacy for compiling and providing to our electronic commerce partners information based on questions asked by users and visitors on our web site. Because we may not obtain permission from users to distribute this information, we may potentially face liability for invasion of privacy.

Since our officers and directors own a large percentage of our outstanding shares, they are able to significantly influence matters regarding stockholder approval.

     Our executive officers and directors beneficially own in the aggregate approximately 25.2% of our outstanding common stock, on a fully diluted basis and 63.50% of our currently issued and outstanding common stock. These stockholders may be able to exercise control over all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing an acquisition or change in control of our company, which could significantly reduce our stock price.

Since the market for stocks of Internet companies historically has experienced extreme price fluctuations, our shares may experience extreme price and volume fluctuations.

     The market for the stocks of Internet-related companies has experienced extreme price and volume fluctuations. The market price of our common stock may be volatile and may decline. In the past, securities class action litigation has often been initiated against companies following periods of volatility in the market price of their securities. If initiated against us, regardless of the outcome, litigation could result in substantial costs and a diversion of our management's attention and resources.

If holders of our options or convertible preferred stock exercise their options or convert their shares, our common stock may be diluted and sales of the shares may reduce our stock price.

     The existence of options and convertible preferred stock may make it more difficult for us to raise capital when necessary and may depress the market price of our common stock in any market that may develop for such securities. Future sales of a substantial number of shares of our common stock in the public market could reduce the market price of the stock. It could also impair our ability to raise additional capital by selling more of our common stock.

Future sales of common stock by our existing stockholders could reduce the price of our common stock.

     The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market. Likewise, the perception that these sales could occur may result in the decline of the market price of our common stock. These sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Provisions in our charter or agreements may prevent or delay a change of control.

     Provisions of our certificate of incorporation and bylaws as well as provisions of applicable Delaware law may discourage, delay or prevent a merger or other change of control that a stockholder may consider favorable. Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price and terms, including preferences and voting rights, of those shares without stockholder approval. We have issued the following: (1) 1,000,000 shares of Series A preferred stock, convertible into 1,000,000 shares of our common stock, (2) 1,044,950 shares of Series B preferred stock, convertible into 10,449,500 shares of our common stock, (3) 100,000 shares of Series C preferred stock, convertible into 1,000,000 shares of our common stock, and (4) 125,000 shares of Series D preferred stock convertible into 1,250,000 shares of our common stock. Although we have no current plans to issue additional shares of our preferred stock, any such issuance could, among other things have the following effect:

         o Delay, defer or prevent an acquisition or a change in control of our company;


         o Discourage bids for our common stock at a premium over the market price; or

         o Reduce the market price of, and the voting and other rights of the holders of, our common stock.

     Furthermore, we are subject to Delaware laws that could have the effect of delaying, deterring or preventing a change in control of our company. One of these laws prohibits us from engaging in a business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. In addition, certain provisions of our certificate of incorporation and by-laws, and the significant amount of common stock held by our executive officers, directors and affiliates, could together have the effect of discouraging potential takeover attempts or making it more difficult for stockholders to change management.

We do not expect to pay dividends.

     We have not paid dividends on our common stock or preferred stock and do not expect to do so in the foreseeable future.

If our systems or material third-party systems are not Year 2000 compliant, we may lose revenues and incur significant costs.

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failures or miscalculations causing disruptions of normal business activities. The failure of our internal systems, or any material third-party systems, to be Year 2000 compliant would have a material adverse effect on our business.

     All of our systems were designed subsequent to January 1, 1999, well after the Year 2000 compliance problem was identified. Accordingly, all of the systems we have developed use four digits to identify the year rather than two digits.

     We have not experienced any adverse effects due to Year 2000 compliance problems. However, no assurances can be given that we or our suppliers will not suffer from any unanticipated Year 2000 compliance problems.

                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

     Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our business or state other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words "anticipates," "believes," "estimates," "expects," "plans," "intends" and other similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including the following:

         o the success or failure of our efforts to implement our business strategy; and

         o the other factors discussed under the heading "Risk Factors" and elsewhere in this prospectus.

     We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see the "Risk Factors" section. You should carefully consider the information set forth under the caption the "Risk Factors" section. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.

                                 USE OF PROCEEDS

     We will not receive any part of the proceeds from the sale by our stockholders of our common stock. However, we will receive approximately $4,430,285 from our stockholders upon the exercise of their currently issued stock options. The proceeds from their exercises will be used to grow iParty's business.

                              SELLING STOCKHOLDERS

     This prospectus covers shares of common stock being registered for reoffer and resale by stockholders who may acquire these shares upon the exercise of options that they received under the stock plan. The selling stockholders may decide to resell all, a portion, or none of their shares. We cannot guarantee that any of the stockholders will sell any or all of the shares of common stock which they are offering below.

     We may file supplements to this prospectus in the future in order to list additional stockholders. Any stockholders listed will be our "affiliates" (the definition of affiliates is on the cover page of this prospectus) and will have acquired any shares they offer under our stock option plan.

     Following is information about the selling stockholders as of the date of this prospectus. The column under the heading "Number of Shares of Common Stock Owned" includes all shares of the named individual, including shares that the person has the right to acquire within 60 days of the date of this prospectus. The column under the heading "Number of Shares of Common Stock Acquired Under the Plan That May be Sold" includes shares that the named individual has the right to acquire by exercising options granted under our stock option plan whether or not fully vested.



Name                           Number of Shares     Number of Shares of
                               of Common Stock      Common Stock Acquired   Number of Shares of   Percentage of
                               Owned(1)             Under the Plan That     Common Stock Owned    Class After the
                                                    May be Sold             After the             Offering(1)
                                                                            Offering(2)
------------------------------ -------------------- ----------------------- --------------------- ------------------
Sal Perisano                       872,230 (3)               872,230                   --                   *
Chief Executive Officer

Maureen Broughton Murrah            300,000(4)               300,000                   --                   *
Former President

Patrick Farrell                     190,000(5)               190,000                   --                   *
Senior Vice President and
Chief Financial Officer

Ajmal Kahn                          565,000(6)                75,000                490,000               4.27%
Director

Robert H. Lessin                  7,348,268(7)                75,000              7,273,268              59.23%
Director

Stuart G. Moldaw                    125,000(8)                25,000                100,000                 *
Director




Name                           Number of Shares     Number of Shares of
                               of Common Stock      Common Stock Acquired   Number of Shares of   Percentage of
                               Owned(1)             Under the Plan That     Common Stock Owned    Class After the
                                                    May be Sold             After the             Offering(1)
                                                                            Offering(2)
------------------------------ -------------------- ----------------------- --------------------- ------------------


------------------------------ -------------------- ----------------------- --------------------- ------------------
     TOTALS                       9,400,498              1,537,230                7,863,268              63.50%
============================== ==================== ======================= ===================== ==================

--------------------------
*        Represents less than one (1%) percent.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, as amended, and unless otherwise indicated, represent shares for which the beneficial owner has sole voting and investment power. The percentage of class is calculated in accordance with Rule 13d-3.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of Common Stock. The number of shares offered shall be determined from time to time by each selling stockholder at his sole discretion.

(3) Includes 75,000 shares which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan.

(4) Includes 250,000 shares which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan.

(5) Includes 50,000 shares which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan.

(6) Includes 75,000 shares which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan, and 25,000 shares of Common Stock held by Verus Capital Corp., of which Mr. Kahn is the sole stockholder. Also includes presently exercisable options, held by Verus Capital Corp., to purchase 225,000 and 240,000 shares of Series A Preferred Stock from Henslowe Trading Limited and Ruffino Developments Limited, respectively.

(7) Includes (i) 6,000,000 shares of Common Stock owned by iParty LLC, in which Mr. Lessin is a member and the manager and a 78.34% owner; (ii) 75,000 shares of Common Stock which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan; (iii) 273,268 shares of Common Stock which may acquired upon the exercise of presently exercisable warrants; and (iv) 1,000,000 shares of

        Common Stock which may be acquired upon the conversion of 100,000 shares of presently convertible Series B Convertible Preferred Stock.

(8) Includes 100,000 shares of Common Stock which may be acquired upon the conversion of 10,000 shares of presently convertible Series B Convertible Preferred Stock and 25,000 shares of Common Stock which may be acquired upon the exercise of presently exercisable options issued pursuant to our stock option plan.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer of our common stock by the selling stockholders stock from time to time following the effective date of the registration statement filed with the SEC with respect to this prospectus. As used herein, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this document. Registration of our common stock does not necessarily mean that any of the shares of our common stock will be sold by the selling stockholders within any particular time frame.

     We will not receive any of the proceeds from the sale of our common stock offered by the selling stockholders.

     The selling stockholders may sell shares of common stock in transactions on the American Stock Exchange, in negotiated transactions, or a combination of the two. The shares may be sold at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. The selling stockholders may sell the shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals.

     The sale of our common stock by the selling stockholders may be affected from time to time by selling the stock directly to purchasers or to or through broker-dealers. In connection with any sale, a broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of our common stock registered herein for the selling stockholders as principal, and sales may be made pursuant to any of the methods described below. These sales may be made on the American Stock Exchange, in negotiated transactions or otherwise, in each case at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

     The sale of our common stock by a selling stockholder may be also affected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or in other transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Any underwritten offering may be on either a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or from purchasers for whom they may act as agents. Underwriters may sell our common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any such compensation may be higher than customary compensation.

     The selling stockholders and any underwriters, dealers or agents that participated in the distribution of our common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any profit on the sale of our common stock by them and any discounts, commissions or concessions received by those underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer of our common stock is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

     The selling stockholders may also sell our shares in one or more of the following transactions:

         o block transactions, which may involve crosses, in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by a broker-dealer for its own account pursuant to a prospectus supplement;

         o a special offering, an exchange distribution or a secondary distribution in accordance with applicable exchange rules;

         o ordinary brokerage transactions and transactions in which these broker-dealers solicit purchasers;

         o sales at the market to or through a specialist or market maker or into an existing trading market, on an exchange or otherwise, for the shares; and

         o sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

     In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers also may receive compensation from purchasers of our common stock from the selling stockholders, which is not expected to exceed amounts that are customary for the types of transactions involved.

     In connection with distributions of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of this registration statement. These broker-dealers may engage in short sales of our common stock or other transactions in the course of hedging the positions assumed by persons in connection with hedging transactions or otherwise. The selling stockholders also may sell our common stock short and redeliver our common stock to close out short positions; enter into option or other transactions with broker-dealers or others which may involve the delivery to these persons of our common stock offered hereby, which common stock these people may resell pursuant to this prospectus; and/or pledge our common stock to a broker or dealer or others and, upon a default, these people may effect sales of our common stock pursuant to this prospectus. In addition, any of our common stock covered by this prospectus that qualifies for resale pursuant to Rule 144 of the Securities Act may be sold under Rule 144, rather than with this prospectus.

     In order to comply with securities laws of certain states, if applicable, our common stock held by the selling stockholders may be sold only through registered or licensed brokers or dealers.

     Until the distribution of our common stock held by the selling stockholders is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

     The lead underwriters also may impose a penalty bid on certain other underwriters participating in the offering and selling group members. This means that, if the lead underwriters purchase our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold our common stock as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid also might have an effect on the price of a security to the extent that it discouraged resale of the security before the distribution is completed.

     We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of our common stock. In addition, we make no representation that underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Under the rules and regulations of the Exchange Act, a person engaged in an offering of securities may not simultaneously engage in buying and selling of securities for its own account, prior to the day of the pricing of the securities that are part of the distribution for a period of:

         o one (1) business day if such securities have an average daily trading volume over a two month period of $100,000 and the value of the issuer's equity securities held by no-affiliate is $25 million or more; or

         o    five (5) business days.

     These restrictions do not apply to those trading in "actively traded securities" but always apply to the issuer or selling stockholders and affiliates. "Actively traded securities" are securities with an average daily trading volume of $1 million issued by companies with at least $150 million worth of shares held by non-affiliates. In addition, and without limiting the foregoing, the stockholders and any other person participating in that distribution will be subject to applicable provisions of the Exchange Act. These provisions may limit the timing of purchases and sales of any of the shares of common stock by the stockholders and any other person.

     We will pay all expenses associated with filing and maintaining the effectiveness of this registration statement. Other expenses incident to the offering and sale of our common stock by the selling stockholders, including brokerage and underwriting commissions, will be paid by the selling stockholders.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     We granted options to purchase an aggregate of 75,000 shares of our common stock to an attorney affiliated with the firm of Camhy Karlinsky & Stein LLP, our legal counsel, at an exercise price of $2.50 per share with respect to 25,000 shares, at an exercise price of $2.00 with respect to 25,000 shares and at an exercise price of $3.13 with respect to 25,000 shares.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file with the SEC in the future will automatically update and supercede this information. We incorporate by reference the documents listed below and all future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Exchange
Act:


     1. Registration Statement on Form 10-SB, as filed with the SEC on March 8, 1999, including all amendments or reports.

     2.   Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

     3.   Quarterly Report on Form 10-QSB for the quarter ended
          September 30, 1999.

     4. Registration Statement on Form 10-SB, as filed with the SEC on March 8, 1999, including all amendments or reports (with respect to the description of the common stock).

     You may obtain copies of any of these documents as well as future filings by iParty, from the SEC or from us. Our address and those of the SEC are located on page 4 of this prospectus.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation and bylaws provide that we indemnify all of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under our certificate of incorporation and bylaws, any director or officer, who in his capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified. A director or officer will be indemnified if it is determined that the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provision, or otherwise, we has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by directors and officer in connection with the performance of their duties. We pay the entire premium for the liability insurance.

                                  LEGAL MATTERS

     Camhy Karlinsky & Stein LLP, New York, New York will review certain legal matters in connection with this offering on behalf of iParty.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 1998 and for the year then ended (included in our registration statement on Form 10-SB, filed with the SEC on March 8, 1999 including all amendments or reports), have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                                  EXHIBIT INDEX

Exhibit
Number                                                                                            Page No.
------                                                                                            --------

5.1       Opinion of Camhy Karlinsky & Stein LLP.

23.1      Consent of Richard A. Eisner & Company, LLP, certified accountants.

23.2      Consent of Camhy Karlinsky & Stein LLP (contained in
          Exhibit 5.1).

24.1 Power of Attorney (included on signature page of this registration statement).
